Exhibit (a)(1)(I)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated February 23, 2015 and the related Letter of Transmittal, as they may be amended or supplemented from time to time, which are being distributed to registered holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in the United States in which it would be illegal to do so. Fidelity National Financial, Inc. may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in any such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Fidelity National Financial, Inc. by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Fidelity National Financial, Inc.

Notice of Offer to Purchase for Cash

by

of

Up to $185,000,000 in value of Shares of its

FNFV Group Common Stock

at

a Purchase Price Not Greater Than $15.40 Nor Less Than $14.30 Per Share

Fidelity National Financial, Inc., a Delaware corporation (“FNF” or the “Company”), is offering to purchase for cash, using cash attributed to its FNFV Group, up to $185,000,000 in value of shares of its FNFV Group common stock, par value $0.0001 per share (“Shares”), pursuant to (i) auction tenders at prices specified by the tendering stockholders of not greater than $15.40 nor less than $14.30 per Share (“Auction Tenders”) or (ii) purchase price tenders (“Purchase Price Tenders”), in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer to Purchase, dated February 23, 2015 (the “Offer to Purchase”) and in the related Letter of Transmittal (which together with the Offer to Purchase, as they may be amended or supplemented from time to time, constitute the “Offer”), receipt of which is hereby acknowledged.

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON FRIDAY, MARCH 20, 2015, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”).

The Offer is not conditioned upon the receipt of any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions, as set forth in the Offer to Purchase.

The Company believes that the repurchase of Shares pursuant to the Offer evidences its commitment to stockholder value creation and returning value to its stockholders.

In determining to authorize the Offer, the Board of Directors of FNF considered a broad range of factors, including the amount of excess capital attributed to the Company’s FNFV Group that the Company has available to return to stockholders, favorable market conditions, FNF’s financial condition, operations, capital needs, strategy and expectations for the future, the current and historical market prices of the Shares, alternative methods of utilizing FNF’s excess capital and the potential attractiveness of the Offer to its stockholders. The Board of Directors also considered risks and uncertainties, including the potential for negative developments relating to FNF’s business and the securities markets generally.

Based on this review, the Board of Directors of FNF determined that the Offer is a prudent use of FNF’s financial resources and represents an efficient mechanism to provide FNF’s stockholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. In particular, the Board of Directors of FNF believes the “modified Dutch auction” tender offer set forth in the Offer to Purchase provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the usual transaction costs inherent in open market sales (e.g., brokerage commissions, solicitations fees and stock transfer taxes) and is consistent with FNF’s goal of stockholder value creation over the medium- and long-term. Alternatively, stockholders who do not participate in the Offer, or who retain an equity interest as a result of a partial or conditional tender of Shares or proration, will increase their relative percentage ownership interest in the Company at no cost to them. See Section 2 of the Offer to Purchase for additional information about the purpose of the Offer.

THE BOARD OF DIRECTORS OF FNF HAS AUTHORIZED THE OFFER; HOWEVER, NEITHER FNF NOR ITS BOARD OF DIRECTORS NOR THE INFORMATION AGENT OR DEPOSITARY (AS IDENTIFIED BELOW) MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES OR AS TO THE PRICE OR PRICES AT WHICH STOCKHOLDERS MAY CHOOSE TO TENDER THEM. STOCKHOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH THEY WILL TENDER THEM. IN DOING SO, STOCKHOLDERS SHOULD READ CAREFULLY THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. STOCKHOLDERS SHOULD DISCUSS WHETHER TO TENDER THEIR SHARES WITH THEIR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

As of February 20, 2015, the last trading day before FNF announced the commencement of the Offer, FNF had 91,171,787 issued and outstanding Shares.

At the maximum Purchase Price (as defined below) of $15.40 per Share, FNF would purchase 12,012,987 Shares if the Offer is fully subscribed, which would represent approximately 13.18% of the issued and outstanding shares of FNFV Group common stock and approximately 3.26% of the aggregate issued and outstanding shares of FNFV Group and FNF Group common stock, which vote together as a single class except in certain limited circumstances, in each case, as of February 20, 2015, the last trading day before FNF commenced the Offer.

At the minimum Purchase Price of $14.30 per Share, FNF would purchase 12,937,062 Shares if the Offer is fully subscribed, which would represent approximately 14.19% of the issued and outstanding shares of FNFV Group common stock and approximately 3.51% of the aggregate issued and outstanding shares of FNFV Group and FNF Group common stock, which vote together as a single class except in certain limited circumstances, in each case, as of February 20, 2015, the last trading day before FNF commenced the Offer.

After the Expiration Time, FNF will, upon the terms and subject to the conditions of the Offer, determine a single price per Share (the “Purchase Price”), which will be not less than $14.30 and not more than $15.40 per Share, that the Company will pay for Shares validly tendered in the Offer and not validly withdrawn. The Purchase Price will be the lowest price per Share of not less than $14.30 and not more than $15.40 that will enable the Company to purchase the maximum number of Shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price not exceeding $185,000,000. Only Shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered pursuant to an Auction Tender at a price specified in the Auction Tender that is greater than the Purchase Price will not be purchased. Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price of less than $185,000,000 are validly tendered and not validly withdrawn, FNF will buy all Shares validly tendered and not validly withdrawn. Because of the proration, “odd lot” priority and conditional tender provisions described in the Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if more than the number of Shares having an aggregate purchase price of $185,000,000 are validly tendered at or below the Purchase Price and not validly withdrawn.

Only Shares properly tendered and not properly withdrawn will be purchased. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer Shares than are tendered. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tenders will be returned at the Company’s expense to the stockholders who tendered such Shares promptly after the Expiration Time.

On the terms and subject to the conditions of the Offer, if more than $185,000,000 in value of Shares (or such greater value of Shares as the Company may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, the Company will purchase Shares at the Purchase Price: first, FNF will purchase all “Odd Lots” of less than 100 Shares at the Purchase Price from stockholders who properly tender all of their Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Time (each, an “Odd Lot Holder”) (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference); second, after purchasing all the Odd Lots that were properly tendered at or below the Purchase Price, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, FNF will purchase Shares at the Purchase Price from all other holders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Time (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until FNF has acquired $185,000,000 in value of Shares; and third, only if necessary to permit FNF to purchase $185,000,000 in value of Shares (or such greater value of Shares as FNF may elect to purchase, subject to applicable law), FNF will purchase Shares at the Purchase Price from stockholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Time.

Under no circumstances will interest be paid on the Purchase Price for the Shares, regardless of any delay in making payment for the Shares. In accordance with the rules of the Securities and Exchange Commission, in the event that more than $185,000,000 of Shares are tendered in the Offer at or below the Purchase Price, FNF may exercise its right to amend the Offer to purchase up to an additional 2% of its outstanding Shares without extending the Expiration Time. FNF also expressly reserves the right, in its sole discretion, to elect to purchase more than $185,000,000 in value of Shares in the Offer, subject to applicable law. See Section 1 and 15 of the Offer to Purchase.

Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Time, and unless previously accepted for payment as provided in the Offer to Purchase, may also be withdrawn at any time after 11:59 p.m., New York City time, on Monday, April 20, 2015. For a withdrawal to be effective, a notice of withdrawal must be in written form and must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. In addition, the notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3 of the Offer to Purchase, the notice of withdrawal also must specify the name and the number of the account at DTC (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures. If a stockholder tendered its Shares at more than one price, such stockholder must complete a separate notice of withdrawal for Shares tendered at each price, so long as the information specified above is included.

For purposes of the Offer, FNF will be deemed to have accepted for payment (and therefore purchased), at the Purchase Price, Shares that are properly tendered at or below the Purchase Price and not properly withdrawn, subject to proration, “odd lot” priority and conditional tender provisions of the Offer, only when, as and if FNF gives oral or written notice to the Depositary of its acceptance of the Shares for payment in the Offer.

Stockholders desiring to tender their Shares must follow the procedures set forth in Section 3 of the Offer to Purchase and in the Letter of Transmittal.

Payment for Shares tendered and accepted for payment in the Offer will be made promptly after the Expiration Time, but only after timely receipt by the Depositary of: certificates for Shares or book-entry confirmation of the deposit of Shares into the Depositary’s account at the DTC; a properly completed and duly executed Letter of Transmittal (or, an Agent’s Message (as defined in the Offer to Purchase)); and any other required documents.

FNF will decide, in its sole discretion, all questions as to the form and validity, including the time of receipt, of any notices of withdrawal, and each such decision will be final and binding on all persons participating in the offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. Neither FNF nor the Information Agent or Depositary, nor any other person will be obligated to give notification of any defects or irregularities in any notice of withdrawal nor will any such person incur any liability for failure to give any notice.

Generally, the receipt of cash for tendered Shares will be treated for United States federal income tax purposes either as (a) a sale or exchange eligible for capital gain or loss treatment or (b) a dividend depending on your particular circumstances. The payment of cash for a non-U.S. stockholder’s tendered Shares may be subject to United States federal income tax withholding. Stockholders are strongly encouraged to read the Offer to Purchase, in particular, Sections 3 and 13, for additional information regarding the United States federal income tax consequences of participating in the Offer and should consult their tax advisors.

The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

Copies of the Offer to Purchase and the Letter of Transmittal are being mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on the stockholder list of FNF or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares. Additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent at the expense of FNF at the address and telephone number set forth below. Any questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Banks, Brokers and Stockholders

Call Toll-Free (800) 261-1047

The Depositary for the Offer is:

By First Class, Registered or Certified Mail or Express or Overnight Delivery:

Continental Stock Transfer & Trust Company

17 Battery Place - 8th Fl

New York, NY 10004

Attention: Corporate Actions Department

Call Toll-Free (800) 529-3163

February 23, 2015

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